Exhibit 23.2

                   Consent of KPMG LLP

            INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
AirGate PCS, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of AirGate PCS, Inc. of our report dated November 19, 1999, relating to the consolidated balance sheets of AirGate PCS, Inc. and subsidiary and predecessors as of September 30, 1999 and December 31, 1998, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the nine month periods ended September 30, 1999 and 1998, the years ended December 31, 1998 and 1997 and for the period from inception, June 15, 1995, to September 30, 1999, which report appears in the September 30, 1999, annual report on Form 10-K of AirGate PCS, Inc.



/s/  KPMG LLP

Atlanta, Georgia
April 7, 2000